Exhibit 99.2

Unaudited interim condensed

combined carve-out financial

statements

DSM Protective Materials

For the three month period ended 31 March 2022

Unaudited interim condensed combined carve-out financial statements of DPM

Table of contents

Unaudited Interim Condensed Combined Carve-out Income Statement	3
Unaudited Interim Condensed Combined Carve-out Statement of Comprehensive Income	4
Unaudited Interim Condensed Combined Carve-out Statement of Financial Position	5
Unaudited Interim Condensed Combined Carve-out Statement of Changes in Business Equity	6
Unaudited Interim Condensed Combined Carve-out Cash Flow Statement	7

Notes to the Unaudited Interim Condensed Combined Carve-out Financial Statements of DPM	8
A – General information about the business	8
B – Introduction to the Unaudited interim condensed combined carve-out financial statements	8
C – Other notes to the Unaudited Interim Condensed Combined Carve-out Financial Statements of DPM	9

Unaudited interim condensed combined carve-out financial statements of DPM

Unaudited Interim Condensed Combined Carve-out Income Statement

For the three months ended 31 March

x € thousands	Notes	2022

Continuing operations
Sales	2	83,017
Cost of sales		(48,394)
Gross margin		34,623

Marketing and sales expenses		(8,820)
Research and development expenses		(2,681)
General and administrative expenses		(6,215)
Other operating income		271
Other operating expense		-
Operating profit		17,178

Financial income		37

Financial expense		(1,658)
Profit before income tax expense		15,557

Income tax expense	2	(2,654)
Share of the profit of equity accounted investees, net of tax		(274)
Net profit for the year		12,629

Of which:
- Attributable to non-controlling interests		112
- Attributable to the Owner		12,517

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Carve-out Financial Statements.

Unaudited interim condensed combined carve-out financial statements of DPM

Unaudited Interim Condensed Combined Carve-out Statement of Comprehensive Income

For the three months ended 31 March

x € thousands	Notes	2022

Net profit for the year		12,629

Other comprehensive income
Exchange differences on translation of foreign operations relating to the non-controlling interests		45
Tax related items that will not be reclassified to profit or loss		-
Items that will not be reclassified to profit or loss		45

Exchange differences on translation of foreign operations		4,025

Items that may subsequently be reclassified to profit or loss		4,025

Total comprehensive income		16,699
Of which:
- Attributable to non-controlling interests		157
- Attributable to the Owner		16,542

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Carve-out Financial Statements.

Unaudited interim condensed combined carve-out financial statements of DPM

Unaudited Interim Condensed Combined Carve-out Statement of Financial Position

as at in € thousands	Notes	31 March 2022	31 December 2021

Assets	3

Intangible assets & goodwill		58,761	57,816

Property, plant and equipment		211,044	213,727

Deferred tax assets		3,233	3,076

Equity accounted investees		2,837	3,221

Other financial assets		61	60

Non-current assets		275,936	277,900

Inventories		79,406	64,184

Trade receivables		56,065	47,631

Income tax receivables		579	774

Other current receivables		200,546	193,179

Cash and cash equivalents		629	6,170

Current assets		337,225	311,938

Total		613,161	589,838

Equity and liabilities	3

Owner’s net investment		337,763	319,944

Non-controlling interests		2,138	1,981

Business Equity		339,901	321,925

Deferred tax liabilities		4,436	6,032

Borrowings		119,220	117,445

Other non-current liabilities		7,884	7,885

Non-current liabilities		131,540	131,362

Borrowings		69,684	77,059

Derivatives		3	5

Trade payables		47,546	37,833

Income tax payables		10,810	7,868

Other current liabilities		13,677	13,786

Current liabilities		141,720	136,551

Total		613,161	589,838

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Carve-out Financial Statements.

Unaudited interim condensed combined carve-out financial statements of DPM

Unaudited Interim Condensed Combined Carve-out Statement of Changes in Business Equity

For the three months ended 31 March 2022

x € thousands	Currency translation reserve	Result for the period	Funding by DSM	Owner’s net investment	Non- controlling interests	Total Business Equity

Balance at 1 January 2022	3,172	45,993	270,779	319,944	1,981	321,925

Result for the period	-	12,517	-	12,517	112	12,629
Other comprehensive income	4,025	-	-	4,025	45	4,070
Total comprehensive income	4,025	12,517	-	16,542	157	16,699

Share-based compensation	-	-	108	108	-	108
Contributions by / (distributions to) DSM	-	-	1,169	1,169	-	1,169
Appropriation of net result	-	(45,993)	45,993	-	-	-
Balance at 31 March 2022	7,197	12,517	318,049	337,763	2,138	339,901

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Carve-out Financial Statements.

Unaudited interim condensed combined carve-out financial statements of DPM

Unaudited Interim Condensed Combined Carve-out Cash Flow Statement

For the three months ended 31 March

x € thousands		2022

Operating activities

Net profit for the period		12,629

Share of the profit of associates and joint ventures, net of tax		274

Income tax	2	2,654

Profit before income tax expense		15,557

Financial income and expense		1,621
Operating profit		17,178

Other adjustments to reconcile operating profit to cash from operating activities
- Depreciation, amortization and impairments	2	8,862

- Share-based payments	2	108

- Other		(142)

Operating cash flow before changes in working capital		26,006

Inventories		(14,866)

Trade & other current receivables		(22,340)

Trade payables & other current liabilities		23,212

Changes in working capital	3	(13,994)

Interest received		34

Income tax paid		(48)

Cash provided by operating activities		11,998

Investing activities

Capital expenditure for:

- Intangible assets		(287)

- Property, plant and equipment		(4,919)

Cash from / (used in) investing activities		(5,206)

Financing activities

Repayment of loans		(5,053)

Payments of lease liabilities		(327)

Funding cash pool		(6,539)

Interest paid		(476)

Cash (used in) / from financing activities		(12,395)

Change in cash and cash equivalents		(5,603)

Cash and cash equivalents at 1 January		6,170

Effect of movements in exchange rates on cash held		62
Cash and cash equivalents at 31 March		629

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Carve-out Financial Statements.

Unaudited interim condensed combined carve-out financial statements of DPM

Notes to the Unaudited Interim Condensed Combined

Carve-out Financial Statements of DPM

A – General information about the business

DSM Protective Materials (“DPM”) is globally active in the development and production of high-performing, ultra-strong and ultra-light materials that can be used in many products and applications. The business environment of DPM is driven by the need for lightweight, sustainable solutions that offer extreme durability coupled with improved safety and ergonomics. The primary end-markets for DPM’s (intermediate) products include the personal protection, maritime and industrial industry, mechanical industry, sports and lifestyle, and other industries that require high-performing (protective) materials. Products are marketed under the Dyneema® brand. The products are manufactured and sold in several forms, including UD (uni-directional), fiber and fabrics. Products are also marketed under the Trosar™ brand, which is a cost competitive product grade that is attractive in lower value markets. DPM’s product portfolio is organized in end markets, which serve distinct key market segments and applications. The end markets are: Personal Protection (PP), Marine & Industrial Fibers (MIF), Consumer & Professional Protection (CPP), and Ultra High Molecular Weight Polyethylene (UH). DPM is a global player in all end markets, with approximately 80% of sales generated in the higher value markets of North America and Europe.

DPM operates globally and was presented as a separate Business Group within the Materials cluster in the consolidated financial statements of Koninklijke DSM N.V. (“DSM”). The DPM transaction perimeter consists of dedicated legal entities as well as DPM dedicated managerial reporting units. These reporting units relate to DPM commercial/operational activities and assets included in legal entities that also comprise other DSM activities. DSM is the (ultimate) parent company of DPM, the registered office of DSM is Het Overloon 1 Heerlen, The Netherlands.

As used herein, the term ‘DSM’ is used for Koninklijke DSM N.V. or, as the context requires, for Koninklijke DSM N.V. and its group companies excluding DPM. The term ‘DSM Group’ is used for Koninklijke DSM N.V. and all its group companies, as such including DPM.

B – Introduction to the Unaudited interim condensed

combined carve-out financial statements

Basis of preparation

These Unaudited interim condensed combined carve-out financial statements for the three months ending 31 March 2022 (hereinafter: the Interim Combined Financial Statements) have been prepared in accordance with IAS 34 Interim Financial Reporting and should be read in conjunction with DPM’s combined financial statements as at and for the year ended 31 December 2021.

The same accounting policies, methods of computation and basis of combination are followed in these Interim Combined Financial Statements as compared with the Combined Financial Statements as at and for the year ended 31 December 2021 of DPM, except for the adoption of new standards effective as of 1 January 2022. DPM has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments and interpretations apply for the first time in 2022, but do not have an impact on the Interim Combined Financial Statements.

These Interim Combined Financial Statements do not include all of the presentation principles of IFRS as issued by the IASB for a complete set of financial statements. International Accounting Standard 34, Interim Financial Reporting, requires that comparative information be disclosed in respect of the previous period for all amounts reported in the financial statements, except when a standard or interpretation permits or requires otherwise. These Interim Combined Financial Statements have been prepared for the purposes of meeting the requirements of Rule 3-05 of Regulation S-X of the United States Securities and Exchange Commission, which does not require the presentation of comparative information for acquisitions below a certain significance level to the acquirer. Consequently, no comparative information is presented. The

Unaudited interim condensed combined carve-out financial statements of DPM omission of comparative information results in an incomplete presentation of the Interim Combined Financial Statements in accordance with IAS 34 as issued by the IASB.

These Interim Combined Financial Statements do not include all the information and disclosures required in the combined financial statements, and should be read in conjunction with DPM’s Combined Financial Statements as at and for the year ended 31 December 2021.

These Interim Combined Financial Statements have been prepared on a going concern basis.

Basis of combination

The Interim Combined Financial Statements follow the same basis of combination as the one used and disclosed in DPM’s Combined Financial Statements as at and for the year ended 31 December 2021. Please refer to these Combined Financial Statements for more detail.

Seasonality

In cases where businesses are significantly affected by seasonal or cyclical fluctuations in sales, these items would be commented on in the notes on sales.

C – Other notes to the Unaudited Interim Condensed Combined Carve-out Financial Statements of DPM

1	General information

Unless stated otherwise, all amounts are in € thousands.

The preparation of financial statements requires estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements.

Combination perimeter

As per 31 March 2022, the DPM transaction perimeter did not change from the perimeter disclosed in the Combined carve-out financial statements as of 31 December 2021.

2	Selected notes on Income Statement

For the three months ended 31 March

Sales

2022

Goods sold	81,615
Services rendered	1,402

Total	83,017

Fulfillment of the performance obligations related to goods sold is measured using the commercial shipment terms as an indicator for the transfer of control. Fulfillment of the performance obligations for services rendered is identified according to the individual contract. The payment terms are determined per end market on a customer basis. DPM has neither specific obligations for returns or refunds, nor specific warranties or other related obligations. DPM’s operations do not have a seasonal nature.

Notes to the Unaudited interim condensed combined carve-out financial statements of DPM

Disaggregation of sales

Disaggregation of sales by end market is as follows:

2022

Third party sales
Personal Protection (PP)	34,257
Marine & Industrial Fibers (MIF)	34,657
Consumer & Professional Protection (CPP)	8,730
Ultra High Molecular Weight Polyethylene (UH)	3,454
Other	23
Total Third party sales	81,121
Related party sales
Ultra High Molecular Weight Polyethylene (UH)	814

Contract manufacturing services	1,082

Total Related party sales	1,896

Total	83,017

Disaggregation of sales to third parties by geography of destination is as follows:

2022
Third party sales
Europe	38,029
Americas	30,765
Asia Pacific	11,937
Other	390
Total Third party sales	81,121

Employee benefit costs

2022
Wages and salaries	17,996
Social security costs	2,223
Pension costs	1,846
Share-based compensation	108
Total	22,173

Employee benefit costs relate to DPM employees, with both permanent and temporary contracts. In the Netherlands the DPM employees are not employed by DPM, but instead by DSM entities. In the three months ended 31 March 2022, costs for these employees working for DPM entities are charged to DPM for an amount of € 9.8 million and are reflected on the underlying line items to which the costs relate to. Employee benefit costs are primarily included in cost of sales.

Notes to the Unaudited interim condensed combined carve-out financial statements of DPM

Depreciation, amortization and impairments

2022
Amortization of intangible assets	306
Depreciation of property, plant and equipment owned	8,244
Depreciation of right-of-use assets	312
Impairment losses	-
Total	8,862

Depreciation, amortization and impairment expenses are included in cost of sales, Marketing & Sales, Research & Development and General & Administrative expenses, of which over 90% is included in cost of sales due to the nature of the underlying categories of property, plant & equipment, intangible assets and right-of-use assets.

Share-based Payments

Share-based compensation expenses amounted € 0.1 million in the three months ended 31 March 2022. No share options were granted in the respective period.

Income tax expense

The income tax expense was € 2.7 million. The amount can be broken down as follows.

2022
Current income tax expenses	4,243
Deferred income tax expenses relating to origination and reversal of temporary differences	(1,589)
Income tax expense recognized in statement of profit or loss	2,654

The total effective tax rate on the profit before income tax expense for the three months ended 31 March 2022 is 17.1% in comparison with the group tax rate of 25%. It is mainly positively impacted by tax-exempt income in a similar magnitude of the 2021 year-end tax reconciliation.

3	Selected notes on Statement of Financial Position items

Inventories

During the three months period ending 31 March 2022, inventories increased due to price increases for raw materials, higher quantities in stock related to an increased demand and a weakening of the Euro against other currencies.

Trade receivables

Trade receivable balances increased resulting from a higher demand towards the end of the three months period ended 31 March 2022, worsened ageing of receivables related to specific customers and a weakening of the Euro against other currencies. The increased risk related to these specific customers has resulted in expected credit losses recognized in the period for an amount of € 1.7 million.

Other receivables

The increase of other receivables balance mainly resulted from a weakening of the Euro against other currencies for € 2.4 million and additional amounts included in the other related party receivables related to the cash pool accounts of € 3.6 million.

Trade payables

Trade payable balances have increased resulting from the increased prices for raw materials as well as an increased ageing of the outstanding payable balances and a weakening of the Euro against other currencies.

Notes to the Unaudited interim condensed combined carve-out financial statements of DPM

Cash & Cash Equivalents

Cash and cash equivalents as included in the cash flow statement are equal to the amounts included in the statement of financial position. Other related party receivables and Other related party payables as such are not considered to be cash and cash equivalents, but the related movements are presented as cash flows from operating activities, due to the nature of the funding arrangements within the DSM Group. Any additional excess cash, where legally permitted is transferred to DSM via the cash pool accounts. Through the cash pool accounts as such amounts are invested at DSM.

Borrowings

The major reason for the decrease in borrowings relates to a repayment of a related-party loan for € 5.0 million in the three months ended 31 March 2022. The remainder of the movement results from exchange rate differences on the USD 111 million outstanding loan and movements in the other related party payable balances.

Fair value of financial instruments

The following methods and assumptions were used to determine the fair value of financial instruments: cash, current receivables, current borrowings (excluding current portion of long-term instruments) and other categories of current liabilities are stated at carrying amount, which approximates fair value in view of the short maturity of these instruments. The fair value of long-term instruments are based on calculations, quoted market prices or quotes obtained from intermediaries.

DPM uses the following hierarchy for determining the fair value of financial instruments:

Level 1:	quoted prices in active markets for identical assets or liabilities
Level 2:	other techniques for which all inputs that have a significant effect on the fair value are observable, either directly or indirectly
Level 3:	techniques that use inputs that have a significant effect on the fair value that are not based on observable market data

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy.

As at 31 March 2022

	Carrying amount				Fair Value
	Amortized.	FVTPL	Total	Level 1	Level 2	Level 3	Total
	Cost

Assets
Other non-current receivables	61		61			61	61
Trade receivables	56,065		56,065			56,065	56,065
In-house cash receivables	195,204		195,204			195,204	195,204
Other current receivables	3,121		3,121			3,121	3,121
Cash and cash equivalents	629		629			629	629

Liabilities
Borrowings	(188,904)		(188,904)			(188,904)	(188,904)
Other non-current liabilities	-	(352)	(352)			(352)	(352)
Trade payables	(47,546)		(47,546)			(47,546)	(47,546)
Other current liabilities	(13,565)	(112)	(13,677)			(13,677)	(13,677)

During the three months ended 31 March 2022 there were no transfers between individual levels of the fair value hierarchy, all financial instruments are Level 3 instruments, both at the beginning and at the end of the period.

Notes to the Unaudited interim condensed combined carve-out financial statements of DPM

  4    Related party transactions

For the three months ended 31 March

In the ordinary course of business, DPM buys and sells goods and services from/to various related parties in the Group. Transactions are conducted under terms and conditions that are equivalent to those that apply to arm’s length transactions.

Transactions and relationships with related parties are reported in the table below. Transactions with Koninklijke DSM N.V., as ultimate shareholder of DPM, relates only to share-based payments transaction for € 0.1 million.

Transactions with other DSM entities, as such potentially including transactions with a shareholder of one DPM legal entity are presented as transactions with other DSM entities, as the respective entity is not the shareholder of all DPM entities.

Transactions with related parties

	2022

	Other DSM	Equity accounted
	entities	investees
Transactions with related parties
Sales to	1,082	814
Interest income from	32	-
Purchases from	(4,831)	(2,518)
Interest expense to	(1,606)	-

Receivables from related parties
Trade receivables	1,128	1,057
Other related party receivables	195,204	-
Income tax receivables	572	-
Other tax receivables	1,189	-

Payables to related parties
Borrowings	(155,466)	-
Other related party payables	(26,903)	-
Trade accounts payables	(14,126)	(786)
Lease liabilities	(4,972)	-
Income tax payables	(10,014)	-
Other tax payables	(381)	-
Total balances with related parties	(13,769)	271

The ultimate shareholder, Koninklijke DSM N.V., has issued guarantees on behalf of DPM to third parties for an amount of € 2.3 million. DPM may issue guarantees as credit enhancement of equity accounted investees to acquire bank facilities for these equity accounted investees. DPM has provided guarantees to third parties for debts of equity accounted investees for an amount of € 1.3 million.

Notes to the Unaudited interim condensed combined carve-out financial statements of DPM

5   Events after the balance sheet date

Subsequent events have been considered for adjustment or disclosure up to 21 July 2022, the date these Combined Interim Financial Statements, were authorized for issue by the directors.

Sale of DPM Business

On 20 April 2022 DSM announced an agreement to sell the Protective Materials business to Avient Corporation for an Enterprise Value of € 1.44 billion, which comprises all of the DPM transaction perimeter.